Exhibit 99.1

News Release	Buckeye Partners, L.P.
PO Box 368
Emmaus, PA 18049
NYSE: BPL	(800) 422-2825

05-03

Contact:	Stephen R. Milbourne, Manager, Investor Relations smilbourne@buckeye.com (800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS
2004 FOURTH QUARTER AND YEAR END RESULTS
AND INCREASES QUARTERLY DISTRIBUTION

     Emmaus, PA – January 28, 2005 . . . Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today reported financial results for the fourth quarter of 2004, as well as the full year 2004. The Partnership reported net income for 2004 of $82.9 million, or $2.76 per unit. The Partnership’s net income in 2003 was $30.2 million, or $1.05 per unit, after a $45.5 million special charge related to the prepayment of indebtedness. Before the special charge, full year 2003 net income was $75.6 million, or $2.64 per unit. Net income per unit results in 2004 reflect the issuance of 5.5 million LP units in a public offering in the fourth quarter of 2004. Revenue in 2004 was $323.5 million compared with revenue of $272.9 million in 2003. Operating income in 2004 was $122.1 million compared with operating income of $109.3 million reported for 2003. Net income, operating income, and revenue in 2004 includes amounts attributable to the pipelines and terminals acquired from affiliates of Shell Oil Products US (“Shell”) on October 1, 2004.

     The Partnership’s net income for the 2004 fourth quarter was $22.3 million, or $0.67 per unit, compared with net income of $21.8 million, or $0.75 per unit, reported for the fourth quarter of 2003. Revenue in the fourth quarter of 2004 increased to $99.2 million from revenue of $70.1 million in the fourth quarter of 2003. Operating income also increased in the fourth quarter 2004 to $36.5 million from $30.1 million in the fourth quarter of 2003. The fourth quarter results reflect the first full quarter of net income, operating income, and revenue attributable to the pipelines and terminals acquired from Shell.

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Buckeye — 2004 Fourth Quarter	Page 2

     Pipeline volume for the fourth quarter of 2004 was 1,368,000 barrels per day, a 16.4 percent increase from the fourth quarter of 2003. Volumes in the fourth quarter 2004 include 196,000 barrels per day on the pipeline systems purchased from Shell. Costs and expenses for the fourth quarter 2004 were $62.7 million compared to $40.0 million for the fourth quarter of 2003. Included in the expenses incurred during the fourth quarter of 2004 were approximately $1.9 million ($0.06 per unit) in one-time transition expenses related to the assets acquired from Shell. Expenses in the fourth quarter of 2004 also included approximately $1.3 million in professional fees principally related to Sarbanes-Oxley compliance, and a casualty loss of approximately $1.2 million related to clean-up costs associated with a pipeline release in December.

     The Board of Directors of Buckeye Pipe Line Company also declared a regular quarterly partnership cash distribution of $.6875 per unit payable February 28, 2005, to unitholders of record on February 7, 2005. This cash distribution represents a quarterly increase in the distribution of $0.0125 per limited partnership unit to an indicated annual cash distribution level of $2.75. This is the 72nd consecutive quarterly cash distribution paid by the Partnership.

     W. H. Shea, Jr., President and Chief Executive Officer of Buckeye, stated, “We are pleased to report strong financial performance by the Partnership in the fourth quarter and full year 2004. Both our core pipeline and terminal operations, as well as the Midwestern assets acquired from Shell in October, 2004, produced results in line with our expectations. These strong results support our announcement of another increase in our cash distribution to LP unitholders from $2.70 per LP unit to $2.75 per LP unit on an annualized basis. We were also pleased to announce on January 21, 2005 that Buckeye had entered into definitive agreements with affiliates of Exxon Mobil Corporation to acquire several pipeline systems and interests in five terminals that serve the central Pennsylvania and upstate New York markets. We look forward to closing that transaction, subject to regulatory approvals and other customary closing conditions, in the first half of this year.”

     The Partnership will host a conference call to discuss the fourth quarter and 2004 fiscal year results on Monday, January 31, 2005 at 11:00 a.m. Eastern Time. Interested

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Buckeye — 2004 Fourth Quarter	Page 3

parties are invited to listen via the Internet, on either a live or replay basis at: http://phx.corporate-ir.net/playerlink.zhtml?c=110823&s=wm&e=1004702. A replay will also be available until February 4, 2005 by dialing (800) 642-1687 Code: 3584239.

     Buckeye Partners, L.P., through its operating subsidiaries, is one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 4,500 miles of pipeline. The Partnership also operates and maintains approximately 1,300 miles of pipeline under agreements with major oil and chemical companies, and owns and operates 38 active refined petroleum products terminals in Illinois, Indiana, Michigan, Missouri, New York, Ohio and Pennsylvania. For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

* * * * *

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission; (3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions; (11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; and (14) interest rate fluctuations and other capital market conditions. You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

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Buckeye — 2004 Fourth Quarter	Page 4

BUCKEYE PARTNERS, L.P.
CONDENSED STATEMENT OF INCOME
(In Millions, Except Per Unit Amounts)

	Three Months		Twelve Months
	Ended		Ended
	December 31		December 31
	2004	2003	2004	2003
Revenue	$99.2	$70.1	$323.5	$272.9

Costs and Expenses
Operating expenses	49.0	30.6	158.3	126.1
Depreciation and amortization	8.6	5.7	26.0	22.6
General and administrative	5.1	3.7	17.1	14.9

Total costs and expenses	62.7	40.0	201.4	163.6

Operating Income	36.5	30.1	122.1	109.3

Other income (expenses)
Investment income	1.3	1.2	6.0	3.7
Interest and debt expense	(10.3)	(5.6)	(27.6)	(22.8)
Premium paid on retirement of long-term debt	—	—	—	(45.5)
General partner incentive compensation	(4.2)	(3.1)	(14.0)	(11.9)
Minority interest and other	(1.0)	(0.8)	(3.6)	(2.6)

Total other income (expenses)	(14.2)	(8.3)	(39.2)	(79.1)

Net Income	$22.3	$21.8	$82.9	$30.2

Net Income per unit	$0.67	$0.75	$2.76	$1.05

Average Number of units	33.4	29.0	30.1	28.7
Pipeline Operating Data
Volume (thousand barrels / day)	1,368.0	1,175.6	1,200.6	1,136.5
Barrel-miles (billions)	16.6	13.7	56.0	52.6
Average tariff rate (cents / barrel)	54.9	55.5	55.8	55.0

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